Exhibit 99.1

Regal Rexnord Corporation 111 West Michigan Street Milwaukee, WI 53203	www.regalrexnord.com

DATE:	Wednesday, April 22, 2026

CONTACT:	Robert Barry Vice President, Investor Relations 608.361.7530 Robert.Barry@regalrexnord.com

Regal Rexnord Corporation Announces Aamir Paul As Its Next Chief Executive Officer

MILWAUKEE, WI, April 22, 2026 – Regal Rexnord Corporation (NYSE: RRX) announced today that its Board of Directors has appointed Aamir Paul to serve as Chief Executive Officer (CEO) commencing no later than July 1, 2026, upon the conclusion of his responsibilities with his current employer, Schneider Electric SE. The Board has also determined that Mr. Paul will serve as a member of the Board of Directors effective upon the commencement of his employment with the Company, with an initial term continuing until the Company’s 2027 Annual Meeting of Shareholders.

As previously disclosed on October 29, 2025, the Board initiated a comprehensive search to identify a successor to current CEO, Louis Pinkham. To help ensure continuity and a smooth leadership transition, Mr. Pinkham will remain CEO until Mr. Paul’s start date, at which time Mr. Paul will succeed him. Mr. Pinkham will also resign from the Board of Directors effective on his last day as CEO.

Mr. Paul, age 48, is a recognized leader with deep global experience across sales, strategy, and operations management having lived and worked in Europe and the U.S. He joins Regal Rexnord from Schneider Electric, a leading global energy management and automation company, where he serves as President of North America. Mr. Paul took over the North America business in 2022, at which time he also joined the Executive Committee, and proceeded to grow the business at double digit rates through 2025.  In 2025, the business generated over $17 billion (USD) in revenue, employed over 43,000 people, and ran over 35 manufacturing facilities.

Mr. Paul joined Schneider Electric in 2013 and, during his tenure, held multiple senior leadership roles of increasing responsibility across sales, business operations, and commercial execution. Prior to Schneider Electric, Mr. Paul spent over 13 years at Dell Technologies in sales roles with increasing seniority, ultimately serving as SVP, Global Server Solutions Sales, where he led Dell’s worldwide go-to-market strategy for servers and oversaw global sales for Data Center Solutions and High‑Performance Computing.

“After a comprehensive search, the Board concluded that Aamir is an exceptional leader who is well-prepared to guide Regal Rexnord through its next phase of growth” said Rakesh Sachdev, Non-Executive Chairman of Regal Rexnord’s Board of Directors. “The Board is excited about many aspects of Aamir’s background, but in particular, his long track record driving growth across complex global businesses, his commitment to building strong teams and developing talent, his ability to foster an innovation culture, and his deep experience in the core strategic Regal Rexnord growth markets, including data center and discrete automation. He also brings a strong appreciation for how leadership in energy efficiency and sustainability creates long-term value for a company’s key stakeholders.”

Mr. Sachdev continued, “On behalf of the Board, I want to again thank Louis Pinkham for his outstanding leadership and many contributions to Regal Rexnord. Part of Louis’s enduring legacy will be the strength of Regal Rexnord’s values, talent, and transformed portfolio, which we believe position the Company well for continued success. We wish him the very best in his future endeavors.”

Regal Rexnord Corporation 111 West Michigan Street Milwaukee, WI 53203	www.regalrexnord.com

Added Mr. Paul, “As I have come to know Regal Rexnord, I have become increasingly excited about the tremendous growth potential of the Company’s portfolio, its unique scale and scope, and its market-leading technologies. I look forward to further capitalizing on Regal’s 80/20 operating philosophy to drive continued focus, execution, and value creation across the enterprise. I am eager to work with the talented team at Regal Rexnord and leverage my commercial and operational experience to help ensure the Company maximizes its full potential for its customers, its people, and its shareholders.”

Mr. Paul holds a B.S. in chemical engineering from Northwestern University, and has completed advanced management studies at The University of Chicago Booth School of Business and INSEAD. He serves as a board member of USG Corporation, a privately-held manufacturer of building materials and innovative solutions. He is also actively involved in industry and civic leadership, serving on the boards of organizations including the National Association of Manufacturers (NAM), the National Electrical Manufacturers Association (NEMA), the National Association of Electrical Distributors, and the Executives’ Club of Chicago.

The Company does not plan to provide additional commentary on the CEO transition prior to its first quarter earnings conference call, scheduled for May 7, 2026.

About Regal Rexnord

Regal Rexnord’s 30,000 associates around the world help create a better tomorrow by providing sustainable solutions that power, transmit and control motion. The Company’s electric motors and air moving subsystems provide the power to create motion. A portfolio of highly engineered power transmission components and subsystems efficiently transmits motion to power industrial applications. The Company’s automation offering, comprised of controllers, drives, precision motors, and actuators, controls motion in applications ranging from factory automation to precision tools used in surgical applications.

The Company’s end markets benefit from meaningful secular demand tailwinds, and include discrete automation, food & beverage, aerospace & defense, medical, data center, energy, residential and commercial buildings, general industrial, and metals and mining.

Regal Rexnord is comprised of three operating segments: Automation & Motion Control, Industrial Powertrain Solutions, and Power Efficiency Solutions. Regal Rexnord is headquartered in Milwaukee, Wisconsin and has manufacturing, sales and service facilities worldwide. For more information, including a copy of our Sustainability Report, visit RegalRexnord.com.

Forward Looking Statements

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “will,” “would,” “could,” “should,” and similar expressions, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements, including but not limited to factors that can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

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